GUARANTY OF RECOURSE OBLIGATIONS

This GUARANTY OF RECOURSE OBLIGATIONS (this “Guaranty”) is executed as of March 21st, 2014 by AMERICAN REALTY CAPITAL HOSPITALITY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“ARC OF”), having an address at 106 York Road, Jenkintown, Pennsylvania 19046, AR CAPITAL, LLC, a Delaware limited liability company (“AR Capital”), having an address at 106 York Road, Jenkintown, Pennsylvania 19046, NICHOLAS S. SCHORSCH, an individual having an address at 161 E. 70th Street, New York, NY 10021(“Schorsch”), WILLIAM M. KAHANE, an individual having an address at 1 West 64th Street, New York, NY 10023 (“Kahane”), EDWARD M. WEIL, JR., an individual having an address at 200 East 66th Street, E-1504, New York, NY 10065 (“Weil”), BRIAN S. BLOCK, an individual having an address at 605 Edwin Lane, Hatfield, PA 19440 (“Block”) and PETER M. BUDKO, an individual having an address at 5080 Red Willow Lane, Matthews, NC 28104 (“Budko”; together with Schorsch, Kahane, Weil and Block, the “Individual Guarantors” and the Individual Guarantors, together with ARC OP and AR Capital, each of the foregoing, a “Guarantor”, and collectively, “Guarantors”), for the benefit of GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation, having an address at 60 Wall Street, 10th Floor, New York, New York 10005 (together with its successors and/or assigns, “Lender”).

W I T N E S S E T H:

A.                Pursuant to that certain Promissory Note, dated of even date herewith, executed by ARC Hospitality Baltimore, LLC and ARC Hospitality Providence, LLC, each a Delaware limited liability company (collectively, “Borrower”) and payable to the order of Lender in the original principal amount of Forty Five Million Five Hundred Thousand and No/100 Dollars ($45,500,000.00) (together with all renewals, modifications, increases and extensions thereof, the “Note”), Borrower has become indebted, and may from time to time be further indebted, to Lender with respect to a loan (the “Loan”) which is made pursuant to that certain Loan Agreement, dated of even date herewith, between Borrower, ARC Hospitality TRS Baltimore, LLC, ARC Hospitality TRS Providence, LLC, and Lender (as the same may be amended, modified, supplemented, replaced or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

B.                 Lender is not willing to make the Loan, or otherwise extend credit, to Borrower unless Guarantors unconditionally guarantee the payment and performance to Lender of the Guaranteed Obligations (as herein defined).

C.                 Guarantors are the owners of direct or indirect interests in Borrower, and each Guarantor will directly benefit from Lender’s making the Loan to Borrower.

NOW, THEREFORE, as an inducement to Lender to make the Loan to Borrower and to extend such additional credit as Lender may from time to time agree to extend under the Loan Documents, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1

NATURE AND SCOPE OF GUARANTY

Section 1.1 Guaranty of Obligation.

(a)                Each Guarantor hereby irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations (as defined below) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Each Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

(b)               As used herein, the term “Guaranteed Obligations” means (i) Borrower's Recourse Liabilities and (ii) from and after the date that any Springing Recourse Event occurs, payment and performance of all of the Obligations. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate liability of the Individual Guarantors under this Guaranty and the Environmental Indemnity exceed $8,780,000.

(c)                Notwithstanding anything to the contrary in this Guaranty or in any of the other Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Obligations or to require that all collateral shall continue to secure all of the Obligations owing to Lender in accordance with the Loan Documents.

(d)               Notwithstanding anything contained in this Guaranty, the Loan Agreement, the Environmental Indemnity or the other Loan Documents to the contrary, once (i) ARC OP has a Net Worth of not less than $44,000,000 and Liquid Assets of not less than $2,000,000 and (ii) the Seller Note (hereinafter defined) has been repaid in full (the “ARC Release Date”), then AR Capital shall be automatically released in perpetuity from any then-existing or thereafter arising (including without limitation liability that may thereafter arise with respect to matters occurring prior to the ARC Release Date) liability under this Guaranty, other than with respect to (and only to the extent of) any claim made by Lender for Guaranteed Obligations that is outstanding on the ARC Release Date (“ARC Existing Claims”). As used herein, the term “Seller Note” means, collectively, those certain two Promissory Notes of even date herewith issued by ARC OP to Barcelo Crestline Corporation in the aggregate original principal amount of $63,074,056.52. Upon any such release in accordance with this clause (d) and upon request by AR Capital, Lender shall deliver a release confirming that AR Capital is released in perpetuity from any and all obligations under this Guaranty, other than any such ARC Existing Claims.

(e)                Notwithstanding anything contained in this Guaranty, the Loan Agreement, the Environmental Indemnity or the other Loan Documents to the contrary, once ARC OP and/or AR Capital (provided that AR Capital has not, at the time in question, been released pursuant to clause (d) above) have an aggregate combined Net Worth of not less than $44,000,000 and aggregate combined Liquid Assets of not less than $2,000,000 (“Individual Guarantors Release Date”), then each Individual Guarantor shall be automatically released in perpetuity from any then-existing or thereafter arising (including without limitation liability that may thereafter arise with respect to matters occurring prior to the Individual Guarantors Release Date) liability under this Guaranty, other than with respect to (and only to the extent of) any claim made by Lender for Guaranteed Obligations that is outstanding on the Individual Guarantors Release Date (“Individual Guarantor Existing Claims”). Upon any such release in accordance with this clause (e) and upon request by Individual Guarantors, Lender shall deliver a release confirming that such Individual Guarantors are released in perpetuity from any and all obligations under this Guaranty, other than any such Individual Guarantor Existing Claims.

(f)                Nothing in clause (d) or clause (e) shall relieve or be deemed to relieve Borrowers or Operating Lessees from any liability it may have under Section 10.1 of the Loan Agreement or shall relieve or be deemed to relieve ARC OP from any liability it may have hereunder.

(g)               Notwithstanding anything herein to the contrary, Guarantor shall not have any recourse liability hereunder with respect to any acts, events or circumstances that first arise or occur from and after the following (each, a “Transfer Event”):

(i)                 the date that Lender (or its nominee, designee or agent, or other Person who acquires title to a Property upon a foreclosure, power of sale or other exercise of Lender’s remedies) acquires title to such Property (whether at a foreclosure sale, private power of sale, the acceptance of a deed-in-lieu of foreclosure or otherwise), except as a result of acts taken by or at the direction of any of Borrowers, Operating Lessees, Guarantors or any Controlled Affiliate of any Borrower, Operating Lessee and/or Guarantor on or after such date; and/or

(ii)               the consummation of a Transfer and Assumption pursuant to Section 7.1 of the Loan Agreement; and/or

(iii)             the date of a Mezzanine Transfer Event (defined below), whether or not the terms of the applicable intercreditor agreement (each an “Intercreditor Agreement”) were complied with; provided that if the applicable Intercreditor Agreement is breached such that a replacement guaranty of recourse obligations and replacement environmental indemnity is not delivered in accordance with the terms of the applicable Intercreditor Agreement on or before the date of such Mezzanine Transfer Event, and any of the following (A) through (C) apply, then, in any such case, Guarantor shall not be released from any of such Guarantor’s obligations hereunder: (A) such Transfer occurs pursuant to a conveyance in lieu (or similar consensual Transfer) of the direct or indirect interests in a Borrower or an Operating Lessee, (B) such Mezzanine Transfer Event is rescinded or declared void by a court of competent jurisdiction, or (C) any Guarantor or any Affiliate of any Guarantor colludes with New Mezzanine Loan Lender (or any holder of any portion of the New Mezzanine Loan or any designee of New Mezzanine Loan Lender that has or will obtain such equity interests), or any Affiliate thereof (or their designee) to effectuate such Mezzanine Transfer Event in a manner that does not comply with the terms of the Intercreditor Agreement (unless Lender otherwise expressly consents to such non-compliance). As used herein, a “Mezzanine Transfer Event” shall mean the foreclosure on the equity interests pledged by New Mezzanine Borrower or the conveyance in lieu of foreclosure on such equity interests (and, in each case, as a result thereof Guarantor no any longer owns any beneficial interest (directly or indirectly) in Borrower).

(h) Guarantor acknowledges and agrees that Guarantor shall remain obligated hereunder with respect to matters, events or circumstances which first occurred or arose prior to any such Transfer Event.

Section 1.2 Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by any Guarantor and after (if such Guarantor is a natural person) such Guarantor’s death (in which event this Guaranty shall be binding upon such Guarantor’s estate and such Guarantor’s legal representatives and heirs). The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of any Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Lender and any subsequent holder of the Note and shall not be discharged by the assignment or negotiation of all or part of the Note.

Section 1.3 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantors to Lender hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower or any other party against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 1.4 Payment By Guarantors. If all or any part of the Guaranteed Obligations is or shall give rise to a monetary obligation, and such monetary obligation shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantors shall, within ten (10) days of demand by Lender and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity or any other notice whatsoever, all such notices being hereby waived by Guarantors, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Lender at Lender’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.5 No Duty To Pursue Others. It shall not be necessary for Lender (and each Guarantor hereby waives any rights which such Guarantor may have to require Lender), in order to enforce the obligations of Guarantors hereunder, first to (i) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other Person, (ii) enforce Lender’s rights against any collateral which shall ever have been given to secure the Loan, (iii) enforce Lender’s rights against any other guarantors of the Guaranteed Obligations, (iv) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (v) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Loan, or (vi) resort to any other means of obtaining payment of the Guaranteed Obligations. Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

Section 1.6 Waivers. Each Guarantor agrees to the provisions of the Loan Documents and hereby waives notice of (i) any loans or advances made by Lender to Borrower, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Note, the Mortgage, the Loan Agreement or any other Loan Document, (iv) the execution and delivery by Borrower and Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory note or other document arising under the Loan Documents or in connection with the Property, (v) the occurrence of (A) any breach by Borrower of any of the terms or conditions of the Loan Agreement or any of the other Loan Documents, or (B) an Event of Default, (vi) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (vii) the sale or foreclosure (or the posting or advertising for the sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Borrower, or (ix) any other action at any time taken or omitted by Lender and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations and/or the obligations hereby guaranteed.

Section 1.7 Payment of Expenses. In the event that any Guarantor shall breach or fail to timely perform any provisions of this Guaranty, Guarantors shall, immediately upon demand by Lender, pay Lender all costs and expenses (including court costs and attorneys’ fees) incurred by Lender in the enforcement hereof or the preservation of Lender’s rights hereunder, together with interest thereon at the Default Rate from the date requested by Lender until the date of payment to Lender. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

Section 1.8 Effect of Bankruptcy. In the event that pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law or any judgment, order or decision thereunder, Lender must rescind or restore any payment or any part thereof received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantors by Lender shall be without effect and this Guaranty shall remain (or shall be reinstated to be) in full force and effect. Subject to Sections 1.1(d), (e) (with respect to AR Capital and the Individual Guarantors only) and (g) hereof, it is the intention of Borrower and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance.

Section 1.9 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, each Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantors to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for the payment of any or all of the Guaranteed Obligations for any payment made by Guarantors under or in connection with this Guaranty or otherwise.

ARTICLE 2

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTORS’ OBLIGATIONS

Each Guarantor hereby consents and agrees to each of the following and agrees that such Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following and waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which such Guarantor might otherwise have as a result of or in connection with any of the following:

Section 2.1 Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Mortgage, the Loan Agreement, the other Loan Documents or any other document, instrument, contract or understanding between Borrower and Lender or any other parties pertaining to the Guaranteed Obligations or any failure of Lender to notify Guarantors of any such action.

Section 2.2 Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to Borrower or any Guarantor.

Section 2.3 Condition of Borrower or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, any Guarantor or any other Person at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or any Guarantor or any sale, lease or transfer of any or all of the assets of Borrower or any Guarantor or any changes in the direct or indirect shareholders, partners or members, as applicable, of Borrower or any Guarantor; or any reorganization of Borrower or any Guarantor.

Section 2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations or any document or agreement executed in connection with the Guaranteed Obligations for any reason whatsoever, including, without limitation, the fact that (i) the Guaranteed Obligations or any part thereof exceeds the amount permitted by law, (ii) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Mortgage, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iv) the Guaranteed Obligations violate applicable usury laws, (v) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (vi) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (vii) the Note, the Mortgage, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantors shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

Section 2.5 Release of Obligors. Any full or partial release of the liability of Borrower for the Guaranteed Obligations or any part thereof, or of any co-guarantors, or of any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by each Guarantor that such Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support from any other Person, and no Guarantor has been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons (including Borrower) will be liable to pay or perform the Guaranteed Obligations or that Lender will look to other Persons (including Borrower) to pay or perform the Guaranteed Obligations.

Section 2.6 Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

Section 2.7 Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

Section 2.8 Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of any collateral, property or security, including, but not limited to, any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations, or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

Section 2.9 Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that such Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

Section 2.10 Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.11 Merger. The reorganization, merger or consolidation of Borrower or any Guarantor into or with any other Person.

Section 2.12 Preference. Any payment by Borrower to Lender is held to constitute a preference under the Bankruptcy Code or for any reason Lender is required to refund such payment or pay such amount to Borrower or to any other Person.

Section 2.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations or the security and collateral therefor, whether or not such action or omission prejudices Guarantors or increases the likelihood that Guarantors will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of Guarantors that such Guarantors shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into the Loan Documents and to extend credit to Borrower, each Guarantor represents and warrants to Lender as follows:

Section 3.1 Benefit. Each Guarantor is an Affiliate of Borrower, is the owner of a direct or indirect interest in Borrower and has received, or will receive, direct or indirect benefit from the making of this Guaranty with respect to the Guaranteed Obligations.

Section 3.2 Familiarity and Reliance. Each Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, such Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

Section 3.3 No Representation By Lender. Neither Lender nor any other party has made any representation, warranty or statement to any Guarantor in order to induce such Guarantor to execute this Guaranty.

Section 3.4 Each Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, each Guarantor (a) is and will be solvent, (b) has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and (c) has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, including the Guaranteed Obligations.

Section 3.5 Organization. Each of AR Capital and ARC OP is duly formed, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in the jurisdiction in which the ownership or lease of its property or the conduct of its business requires such qualification, and each of AR Capital and ARC OP has taken all necessary action to authorize the execution, delivery and performance of this Guaranty and the other Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under this Guaranty, the other Loan Documents to which it is a party and all the transactions contemplated hereby and thereby.

Section 3.6 Proceedings; Enforceability. This Guaranty and the other Loan Documents to which each Guarantor is a party have been duly authorized, executed and delivered by each Guarantor and constitute a legal, valid and binding obligation of each Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Neither this Guaranty nor any other Loan Document to which any Guarantor is a party is subject to any right of rescission, set-off, counterclaim or defense by any Guarantor, including the defense of usury, nor would the operation of any of the terms of this Guaranty or such other Loan Documents, or the exercise of any right hereunder or thereunder, render this Guaranty or such other Loan Documents unenforceable, and no Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 3.7 Legality. The execution, delivery and performance by each Guarantor of this Guaranty and the other Loan Documents to which each Guarantor is a party, and the consummation of the transactions contemplated hereunder and thereunder, do not and will not contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the breach of, any indenture, mortgage, charge, lien, contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor.

Section 3.8 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Guarantor of, or compliance by Guarantor with, this Guaranty or the other Loan Documents to which each Guarantor is a party, or the consummation of the transactions contemplated hereby or thereby, other than those which have been obtained by Guarantor.

Section 3.9 Litigation. There is no action, suit, proceeding or investigation pending or, to the best of Guarantor’s knowledge, threatened in writing against Guarantor in any court or by or before any other Governmental Authority which, if adversely determined, would reasonably be expected to materially and adversely affect the financial condition or business of Guarantor (including the ability of Guarantor to pay and perform Guarantor’s obligations under the Loan Documents).

Section 3.10 Survival. All representations and warranties made by each Guarantor herein shall survive the execution hereof.

ARTICLE 4

SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1 Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantors, whether such debts and liabilities now exist or are hereafter incurred or arise, and whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been, or may hereafter be, acquired by Guarantors. The Guarantor Claims shall include, without limitation, all rights and claims of Guarantors against Borrower (arising as a result of subrogation or otherwise) as a result of Guarantors’ payment of all or a portion of the Guaranteed Obligations. So long as any portion of the Obligations or the Guaranteed Obligations remain outstanding, no Guarantor shall receive or collect, directly or indirectly, from Borrower or any other Person any amount upon the Guarantor Claims.

Section 4.2 Claims in Bankruptcy. In the event of any receivership, bankruptcy, reorganization, arrangement, debtor’s relief or other insolvency proceeding involving any Guarantor as a debtor, Lender shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Each Guarantor hereby assigns such dividends and payments to Lender. Should Lender receive, for application against the Guaranteed Obligations, any dividend or payment which is otherwise payable to any Guarantor and which, as between Borrower and Guarantors, shall constitute a credit against the Guarantor Claims, then, upon payment to Lender in full of the Obligations and the Guaranteed Obligations, such Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender had not received dividends or payments upon the Guarantor Claims.

Section 4.3 Payments Held in Trust. Notwithstanding anything to the contrary contained in this Guaranty, in the event that any Guarantor should receive any funds, payments, claims and/or distributions which are prohibited by this Guaranty, such Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims and/or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims and/or distributions so received except to pay such funds, payments, claims and/or distributions promptly to Lender, and such Guarantor covenants promptly to pay the same to Lender, provided however, that nothing in this Section 4.3 shall require Guarantor to pay over to Lender any amounts to the extent in excess of the Guaranteed Obligations.

Section 4.4 Liens Subordinate. Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantors or Lender presently exist or are hereafter created or attach. Without the prior written consent of Lender, no Guarantor shall (i) exercise or enforce any creditor’s rights it may have against Borrower, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including, without limitation, the commencement of, or the joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on the assets of Borrower held by any Guarantor. The foregoing shall in no manner vitiate or amend, nor be deemed to vitiate or amend, any prohibition in the Loan Documents against Borrower granting liens or security interests in any of its assets to any Person other than Lender.

ARTICLE 5
COVENANTS

Section 5.1 Definitions. As used in this Article 5, the following terms shall have the respective meanings set forth below:

(a)                “GAAP” shall mean generally accepted accounting principles, consistently applied.

(b)               “Liquid Asset” shall mean any of the following, but only to the extent owned individually, free of all security interests, liens, pledges, charges or any other encumbrance: (a) cash, (b) certificates of deposit (with a maturity of two years or less) issued by, or savings account with, any bank or other financial institution reasonably acceptable to Lender, or (c) marketable securities (including United States treasury securities) listed on a national or international exchange reasonably acceptable to Lender, marked to market; provided that Liquid Assets shall not include any asset that is a part of any of the Properties or that is otherwise part of the collateral for the Loan.

(c)                “Net Worth” shall mean, as of a given date, (i) a Guarantor’s total assets as of such date (exclusive of any interest in the Property or in any other asset that is part of the collateral for the Loan) less (ii) such Guarantor’s total liabilities (taking into consideration contingent liabilities but exclusive of any liability under the Loan Documents) as of such date, determined in accordance with GAAP.

Section 5.2 Covenants.

Until all of the Obligations and the Guaranteed Obligations have been paid in full, (i) ARC OP, together with AR Capital for so long as AR Capital is a Guarantor pursuant to the terms hereof, shall maintain (x) a Net Worth of not less than $44,000,000 (the “Net Worth Threshold”) and (y) Liquid Assets of not less than $2,000,000 (the “Liquid Assets Threshold”) and (ii) no Guarantor shall sell, pledge, mortgage or otherwise transfer any of its assets, or any interest therein, on terms materially less favorable than would be obtained in an arms-length transaction if such transaction would cause the Net Worth of Guarantors to fall below the Net Worth Threshold or the Liquid Assets of Guarantors to fall below the Liquid Assets Threshold.

Section 5.3 Prohibited Transactions. No Guarantor shall, at any time while a default in the payment of the Guaranteed Obligations has occurred and is continuing, either (i) enter into or effectuate any transaction with any Affiliate (including the payment of any dividend or distribution to a shareholder, or the redemption, retirement, purchase or other acquisition for consideration of any stock or other ownership interest in such Guarantor) or (ii) sell, pledge, mortgage or otherwise transfer to any Person any of such Guarantor’s assets, or any interest therein that, in the case of each of clause (i) or (ii) of this Section 5.3, would reduce the Net Worth of such Guarantor below the Net Worth Threshold.

Section 5.4 Financial Statements.

(a) Each of ARC Capital and ARC OP shall deliver to Lender:

(i)                 within 90 days after the end of each fiscal year of such Guarantor, a complete copy of such Guarantor’s annual financial statements audited by an Independent Accountant, prepared in accordance with GAAP and the requirements of Regulation AB, including statements of income and expense and cash flow and a balance sheet for such Guarantor, together with a certificate of the chief financial officer of such Guarantor (A) setting forth in reasonable detail such Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar year and based on such annual financial statements, and (B) certifying that such annual financial statements are true, correct, accurate and complete and fairly present the financial condition and results of the operations of such Guarantor;

(ii)               within 45 days after the end of each fiscal quarter of such Guarantor, financial statements (including a balance sheet as of the end of such fiscal quarter and a statement of income and expense for such fiscal quarter) certified by the chief financial officer of such Guarantor and in form, content, level of detail and scope reasonably satisfactory to Lender, together with a certificate of the chief financial officer of such Guarantor (A) setting forth in reasonable detail such Guarantor’s Net Worth and Liquid Assets as of the end of such prior calendar quarter and based on the foregoing quarterly financial statements, and (B) certifying that such quarterly financial statements are true, correct, accurate and complete and fairly present the financial condition and results of the operations of such Guarantor in a manner consistent with GAAP and the requirements of Regulation AB; and

(iii)             20 days after request by Lender, such other financial information with respect to such Guarantor as Lender may reasonably request.

(b) No Individual Guarantor shall have any obligation to deliver financial statements under this Guaranty or under any other Loan Document.

Section 5.5 Additional Covenants.

(a) Existence. Compliance with Legal Requirements. Each Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all rights, licenses, permits, franchises and all applicable governmental authorizations necessary for the operation of its business and comply with all Legal Requirements applicable to it and its assets. No Guarantor shall engage in any dissolution, liquidation without obtaining the prior consent of Lender.

(b)               Litigation. Each Guarantor shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against any Guarantor which might materially adversely affect any Guarantor’s condition (financial or otherwise) or business (including each Guarantor’s ability to perform its Obligations hereunder or under the other Loan Documents to which it is a party).

(c)                Patriot Act. Each Guarantor will use its good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over each Guarantor, including those relating to money laundering and terrorism.

(d)               Further Assurances. Each Guarantor shall, at such Guarantor’s sole cost and expense:

(i)                 cure any defects in the execution and delivery of the Loan Documents to which each Guarantor is a party and execute and deliver, or cause to be executed and delivered, to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to correct any omissions in the Loan Documents to which each Guarantor is a party, as Lender may reasonably require; and

(ii)               do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Guaranty and the other Loan Documents to which each Guarantor is a party, as Lender may reasonably require from time to time.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Waiver. No failure to exercise, and no delay in exercising, on the part of Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor any consent to any departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 6.2 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing and shall be sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or by reputable overnight courier, addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 6.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	German American Capital Corporation
60 Wall Street, 10th Floor
New York, NY 10005
Attention: Robert W. Pettinato, Jr.
Facsimile No. (212) 797-4489

and to:	German American Capital Corporation
60 Wall Street, 10th Floor New York, NY 10005
Attention: General Counsel
Facsimile No. (646)736-5721

with a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Jeannie Bionda, Esq.
Facsimile No. (212) 836-6534

with a copy to:	Wells Fargo Bank, NA
Duke Energy Center
550 S. Tryon Street, 12th Floor
Charlotte, NC 28202MAC D1086-120
Attention: W. Alexander Groot, Director
Facsimile No. (704) 715-0374

If to Guarantors:	American Realty Capital Hospitality Operating Partnership, L.P.
AR Capital, LLC
405 Park Avenue, 15th Floor New York, New York 10022
Attention: Jonathan Mehlman
Facsimile No. (646) 861-7743

with a copy to:

405 Park Avenue, 15th Floor New York, New York 10022
Attention: General Counsel
Facsimile No. (646) 861-7743

and a copy to:	Arnold & Porter LLP
399 Park Avenue
New York, New York 10022-4690
Attention: John Busillo, Esq.
Facsimile No. (212) 715-1399

Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 6.2. Notices shall be deemed to have been given on the date set forth above, even if there is an inability to actually deliver any Notice because of a changed address of which no Notice was given or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Lender may also be given by Servicer.

Section 6.3 Governing Law; Jurisdiction; Service of Process. (a) THIS GUARANTY WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY EACH GUARANTOR AND ACCEPTED BY LENDER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION RELATED HERETO, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS GUARANTY AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY AND/OR THE OTHER LOAN DOCUMENTS, AND THIS GUARANTY AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND EACH GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH GUARANTOR AGREES THAT SERVICE OF PROCESS UPON SUCH GUARANTOR AT THE ADDRESS FOR SUCH GUARANTOR SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH GUARANTOR IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR SUCH GUARANTOR SET FORTH HEREIN, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS AND WHICH SUBSTITUTE AGENT SHALL BE THE SAME AGENT DESIGNATED BY BORROWER UNDER THE LOAN AGREEMENT), AND (III) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF SUCH GUARANTOR CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY GUARANTOR IN ANY OTHER JURISDICTION.

Section 6.4 Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 6.5 Amendments. This Guaranty may be amended only by an instrument in writing executed by the party(ies) against whom such amendment is sought to be enforced.

Section 6.6 Parties Bound; Assignment. This Guaranty shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives. Lender shall have the right to assign or transfer its rights under this Guaranty in connection with any assignment of the Loan and the Loan Documents. Any assignee or transferee of Lender shall be entitled to all the benefits afforded to Lender under this Guaranty. Subject to Article 7 of the Loan Agreement with respect to an Approved Replacement Guarantor, no Guarantor shall have the right to assign or transfer its rights or obligations under this Guaranty without the prior written consent of Lender, and any attempted assignment without such consent shall be null and void.

Section 6.7 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

Section 6.8 Recitals. The recitals and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 6.9 Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 6.10 Rights and Remedies. If any Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 6.11 Entirety. THIS GUARANTY EMBODIES THE FINAL, ENTIRE AGREEMENT OF GUARANTORS AND LENDER WITH RESPECT TO GUARANTORS’ GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTORS AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THE GUARANTY, AND NO COURSE OF DEALING BETWEEN GUARANTORS AND LENDER, NO COURSE OF PERFORMANCE, NO TRADE PRACTICES AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTORS AND LENDER.

Section 6.12 Waiver of Right To Trial By Jury. EACH GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE MORTGAGE, THE LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH GUARANTOR AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTORS.

Section 6.13 Cooperation. Each Guarantor acknowledges that Lender and its successors and assigns may (i) sell this Guaranty, the Note and the other Loan Documents to one or more investors as a whole loan, (ii) participate the Loan secured by this Guaranty to one or more investors, (iii) deposit this Guaranty, the Note and the other Loan Documents with a trust, which trust may sell certificates to investors evidencing an ownership interest in the trust assets, or (iv) otherwise sell the Loan or one or more interests therein to investors (the transactions referred to in clauses (i) through (iv) are hereinafter each referred to as “Secondary Market Transaction”). Each Guarantor shall, subject to Section 9.4 of the Loan Agreement, provide (or cause Borrower to provide) such information, indemnities and materials as may be required or necessary pursuant to Article 9 of the Loan Agreement.

Section 6.14 Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

Section 6.15 Gender; Number; General Definitions. Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, (a) words used in this Guaranty may be used interchangeably in the singular or plural form, (b) any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, (c) the word “Borrower” shall mean “each Borrower and any subsequent owner or owners of the Property or any part thereof or interest therein”, (d) the word “Lender” shall mean “Lender and any subsequent holder of the Note”, (e) the word “Note” shall mean “the Note and any other evidence of indebtedness secured by the Loan Agreement”, (f) the word “Property” shall include any portion of the Property and any interest therein, and (g) the phrases “attorneys’ fees”, “legal fees” and “counsel fees” shall include any and all attorneys’, paralegal and law clerk fees and disbursements, including, but not limited to, fees and disbursements at the pre-trial, trial and appellate levels, incurred or paid by Lender in protecting its interest in the Property, the Leases and/or the Rents and/or in enforcing its rights hereunder.

Section 6.16 Joint and Several. The obligations of each Guarantor hereunder are joint and several.

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IN WITNESS WHEREOF, each Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTORS:

AMERICAN REALTY CAPITAL

HOSPITALITY OPERATING PARTNERSHIP, L.P.

By: American Realty Capital Hospitality Trust, Inc.,

its general partner

By: /s/ Jesse C. Galloway

Name: Jesse C. Galloway

Title: Authorized Signatory

[Signatures Continue on Next Page]

AR CAPITAL, LLC, a Delaware limited liability company

By: /s/ Jesse C. Galloway

Name: Jesse C. Galloway

Title: Authorized Signatory

/s/ Nicholas S. Schorsch

NICHOLAS S. SCHORSCH, an individual

/s/ William M. Kahane

WILLIAM M. KAHANE, an individual

/s/ Edward M. Weil, Jr.

Edward M. Weil, Jr., an individual

/s/ Brian S. Block

Brian S. Block, an individual

/s/ Peter M. Budko

Peter M. Budko, an individual